SIFCO Industries, Inc. (“SIFCO”) Announces
Fourth Quarter Fiscal 2020 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE American: SIF) today announced financial results for its fourth quarter and fiscal 2020, which ended September 30, 2020.

Fourth Quarter and Fiscal 2020 Highlights
Results for the Fourth Quarter
•Net sales in the fourth quarter of fiscal 2020 decreased 6.7% to $29.1 million, compared with $31.1 million for the same period in fiscal 2019.
•Net income for the fourth quarter of fiscal 2020 was $5.0 million, or $0.86 per diluted share, compared with $2.4 million, or $0.43 per diluted share, in the fourth quarter of fiscal 2019.
•EBITDA was $6.9 million in the fourth quarter of fiscal 2020, compared with $4.5 million in the fourth quarter of fiscal 2019.
•Adjusted EBITDA in the fourth quarter of fiscal 2020 was $4.3 million, compared with Adjusted EBITDA of $1.9 million in the fourth quarter of fiscal 2019.

Results for the Fiscal Year 2020
•Net sales in fiscal 2020 increased 1.0% to $113.6 million, compared with $112.5 million for the same period in fiscal 2019.
•Net income in fiscal 2020 was $9.2 million, or $1.59 per diluted share, compared with a net loss of $7.5 million, or $(1.35) per diluted share in fiscal 2019.
•EBITDA was $17.2 million in fiscal 2020, compared with EBITDA of $0.4 million in the fiscal 2019.
•Adjusted EBITDA in fiscal 2020 was $12.2 million, compared with Adjusted EBITDA of $1.7 million in fiscal 2019.

Net income, EBITDA and Adjusted EBITDA results for the fourth quarter and fiscal year ended September 30, 2020 include higher margins due to productivity improvements as well as insurance recoveries in connection with the fire that occurred in fiscal 2019 at the Company's facility in Orange, California.

The fourth quarter saw the impact of COVID-19 on the commercial aerospace industry and the continued disruption of global travel, which resulted in a decline in the Company’s net sales. While the Company experienced a growth in revenue in the military aerospace market, the continuation of the pandemic has impacted the Company’s customers’ orders for new aircraft in the commercial markets it serves.

Other Highlights
CEO Peter W. Knapper stated, “2020 was an unprecedented year. The COVID-19 outbreak and subsequent worldwide response has impacted all of us personally and professionally. Through it all, we focused on maintaining the health and safety of our team while continuing to safely provide our customers with products, services and expertise they needed from us during uncertain times. As the effects of the pandemic weighed on the commercial aerospace market in the year and is expected to continue to impact such segment, we saw growth in our revenues from our support of the military aerospace market.

Operationally and financially, we saw benefits of the consolidation completed over the last few years as well as our continuous improvement journey. The year marked the first time since fiscal 2014 that the business generated positive net income for a full year, while also posting positive net income for 4 of the last 5 quarters. All sites contributed to these improvements. Our results enabled us to accelerate investment in our business, allowing us to competitively support our current commitments as well as respond to market opportunities as they arise.”

Use of Non-GAAP Financial Measures
The Company uses certain non-GAAP measures in this release. EBITDA and Adjusted EBITDA are non-GAAP financial measures and are intended to serve as supplements to results provided in accordance with accounting principles generally accepted in the United States. SIFCO Industries, Inc. believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

Forward-Looking Language
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, concerns with or threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including COVID-19, competition and other uncertainties the Company, its customers, and the industry in which they operate have experienced and continue to experience, detailed from time to time in the Company’s Securities and Exchange Commission filings. For a discussion of such risk factors and uncertainties, see Item 1A, "Risk Factors" in the Company's Annual Report on Form 10-K for the quarter ended September 30, 2020 and other reports filed by the Company with the Securities & Exchange Commission.

The Company's Form 10-K for the year ended September 30, 2020 and other reports filed with the Securities & Exchange Commission can be accessed through the Company's website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

SIFCO Industries, Inc. is engaged in the production of forgings and machined components primarily for the aerospace and energy markets. The processes and services include forging, heat-treating, coating, and machining.

Fiscal Year Ended September 30,
(Amounts in thousands, except per share data)

	Years Ended September 30,
	2020	2019
Net sales	$113,573	$112,454
Cost of goods sold	93,611	101,817
Gross profit	19,962	10,637
Selling, general and administrative expenses	14,022	15,274
Goodwill impairment	—	8,294
Amortization of intangible assets	1,497	1,648
Loss (gain) on disposal or impairment of operating assets	174	(282)
Gain on insurance recoveries	(5,874)	(7,253)
Operating income (loss)	10,143	(7,044)
Interest expense, net	886	1,053
Foreign currency exchange loss (gain), net	51	(7)
Other expense, net	226	117
Income (loss) before income tax benefit	8,980	(8,207)
Income tax benefit	(211)	(701)
Net income (loss)	$9,191	$(7,506)

Net income (loss) per share:
Basic	$1.62	$(1.35)
Diluted	$1.59	$(1.35)

Weighted-average number of common shares (basic)	5,661	5,566
Weighted-average number of common shares (diluted)	5,791	5,566

Quarter Ended September 30,
(Amounts in thousands, except per share data)

	Quarter Ended September 30,
	2020	2019
Net sales	$29,052	$31,122
Gross profit	6,212	4,425

Net income	$5,023	$2,404

Net income per share:
Basic	$0.89	$0.43
Diluted	$0.86	$0.43

Non-GAAP Financial Measures
Presented below is certain financial information based on our EBITDA and Adjusted EBITDA. References to “EBITDA” mean earnings (losses) from operations before interest, taxes, depreciation and amortization, and references to “Adjusted EBITDA” mean EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliations of net income to EBITDA and Adjusted EBITDA.

Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under generally accepted accounting principles in the United States of America (“GAAP”). The Company presents EBITDA and Adjusted EBITDA because it believes that they are useful indicators for evaluating operating performance and liquidity, including the Company’s ability to incur and service debt and it uses EBITDA to evaluate prospective acquisitions. Although the Company uses EBITDA and Adjusted EBITDA for the reasons noted above, the use of these non-GAAP financial measures as analytical tools has limitations. Therefore, reviewers of the Company’s financial information should not consider them in isolation, or as a substitute for analysis of the Company's results of operations as reported in accordance with GAAP. Some of these limitations include:
•Neither EBITDA nor Adjusted EBITDA reflects the interest expense, or the cash requirements necessary to service interest payments, on indebtedness;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor Adjusted EBITDA reflects any cash requirements for such replacements;
•The omission of the substantial amortization expense associated with the Company’s intangible assets further limits the usefulness of EBITDA and Adjusted EBITDA; and
•Neither EBITDA nor Adjusted EBITDA includes the payment of taxes, which is a necessary element of operations.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to the Company to invest in the growth of its businesses. Management compensates for these limitations by not viewing EBITDA or Adjusted EBITDA in isolation and specifically by using other GAAP measures, such as net income (loss), net sales, and operating profit (loss), to measure operating performance. The Company’s calculation of EBITDA and Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.
The following table sets forth a reconciliation of net loss to EBITDA and Adjusted EBITDA:

(Dollars in thousands)	Fourth Quarter Ended September 30,		Years Ended September 30,
	2020	2019	2020	2019
Net income (loss)	$5,023	$2,404	$9,191	$(7,506)
Adjustments:
Depreciation and amortization expense	1,804	1,789	7,380	7,525
Interest expense, net	189	218	886	1,053
Income tax benefit	(110)	115	(211)	(701)
EBITDA	6,906	4,526	17,246	371
Adjustments:
Foreign currency exchange loss (gain), net (1)	39	(2)	51	(7)
Other expense (income), net (2)	45	167	(13)	117
Loss (gain) on disposal and impairment of assets (3)	—	—	174	(282)
Gain on insurance recoveries (4)	(3,115)	(2,785)	(5,874)	(7,253)
Equity compensation expense (5)	137	144	398	511
Pension settlement/curtailment benefit (6)	239	—	239	—
LIFO impact (7)	6	(172)	(10)	(75)
Goodwill impairment charge (8)	—	—	—	8,294
Adjusted EBITDA	$4,257	$1,878	$12,211	$1,676

(1)Represents the gain or loss from changes in the exchange rates between the functional currency and the foreign currency in which the transaction is denominated.
(2)Represents miscellaneous non-operating income or expense, such as pension costs and grant income. Pension settlement costs was reclassed from this line to Pension settlement/curtailment benefit. See Footnote 6.
(3)Represents the difference between the proceeds from the sale of operating equipment and the carrying values shown on the Company’s books or asset impairment of long-lived assets.
(4)Represents the difference between the insurance proceeds received for the damaged property and the carrying values shown on the Company's books for the assets that were damaged in the fire at the Orange location.
(5)Represents the equity-based compensation expense recognized by the Company under its 2016 Long-Term Incentive Plan (as the amendment and restatement of, and successor to, the 2007 Long-Term Incentive Plan, and referred to as the "2016 Plan") due to granting of awards, awards not vesting and/or forfeitures.
(6)Represents expense incurred by a defined benefit pension plan related to settlement of pension obligations.
(7)Represents the change in the reserve for inventories for which cost is determined using the last in, first out ("LIFO") method.
(8)Represents non-cash charge of goodwill impairment experienced at its reporting unit level.

Reference to the above activities can found in the consolidated financial statements included in Item 8 of this Annual Report on Form 10-K.

Contacts
SIFCO Industries, Inc.
Thomas R. Kubera, 216-881-8600
www.sifco.com